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Exhibit 4.5  Patricia Taylor's consulting agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated as of June 18, 2001, is entered into by and between First United MortgageBanc, Inc. a Florida corporation and wholly-owned subsidiary of CFI Inc., with a principal address of 601 Cleveland Street, Suite 500, Clearwater, Florida 33755 ("FUMB"), and New Directions Consulting Services, Inc., a Virginia corporation with a principal address of 39635 Sugar Maple Lane, Lovettsville Virginia 20180 ("NDCS").

RECITALS:

WHEREAS, FUMB is a licensed mortgage banker in thirty four states including the state of Florida and currently operates a back-office capable of (i) processing mortgage loan applications and (ii) funding approved mortgages; and

WHEREAS, E-Comax, Inc., a Florida corporation with a principal address of 1300 Sawgrass Corporation Parkway, Suite 310, Sunrise, Florida 33323 (the "Company"), owns the proprietary OnLoan mortgage software which is designed to allow the end user to streamline the mortgage application and approval process (the "OnLoan Software"); and

WHEREAS, the Company and FUMB have entered into an agreement (the "FUMB Agreement") to establish a test pursuant to which FUMB will utilize the OnLoan Software to process and fund a limited number of mortgage loans during a period of not less than 90 days nor more than 180 days; and

WHEREAS, NDCS has experience in the mortgage banking industry and project management; and

WHEREAS, FUMB desires to retain NDCS and NDCS desires to be retained by FUMB to perform the Consulting Services (as hereinafter defined), subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated into this Agreement by this reference.

2. Consulting Services. During the term of this Agreement, NDCS agrees to provide the consulting services set forth on Exhibit A to this Agreement (the "Consulting Services"). Consultant shall report directly to FUMB's Chief Executive Officer.

3. FUMB's Obligations. During the term of this Agreement, FUMB agrees to provide the NDCS with following to assist NDCS in the performance of its duties hereunder:

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(i) Physical location from which to work as well as connectivity to its network.

(ii) A primary point of contact for approvals and decisions with respect to this project.

(iii)  User acceptance Testing (UAT).

(iv)   Develop Operational Process Flows.

In addition, FUMB agrees to use its reasonable efforts to provide NDSC with the staff necessary to implement the purpose of this Agreement.

4.  Compensation and Related Matters.

(a) Consulting Fee. During the term of this Agreement, NDCS shall receive a consulting fee (the "Consulting Fee") equal to $27,500. NDCS shall receive the Consulting Fee in eleven equal weekly payments commencing on June 29, 2001 and continuing each seven days thereafter until paid in full.

(b) Business Expenses. FUMB agrees to reimburse NDCS for its reasonable business expenses incurred in connection with the performance of the Consulting Services hereunder, which are approved in accordance with FUMB's standard policies. Reimbursement shall be made upon presentation to FUMB of reasonable documentation evidencing any such expenditure.

5.  Term and Termination.

(a) Term. The term (the "Term") of this Agreement shall commence as of June 18, 2001 and shall terminate August 31, 2001. The parties may renew this Agreement by executing a written agreement incorporating the terms and conditions of such renewal.

(b) Termination by the Company. FUMB may immediately terminate this Agreement as follows:

(i) Death. This Agreement shall terminate upon the death of Patricia Taylor and FUMB shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, NDCS from and after the date of Ms. Taylor's death, other than payments or benefits accrued and due and payable to NDCS prior to the date of Ms. Taylor's death.

(ii) Disability. This Agreement shall terminate if as a result of Patricia Taylor's incapacity due to accident or illness, Ms. Taylor shall have been unable to satisfactorily perform the Consulting Services for a period of five consecutive days, or for an aggregate of five days in any consecutive fifteen-day period. In the event of a termination due to disability under this Section, FUMB shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, NDCS from and after the date of the termination, other than payments or benefits accrued and due and payable to it prior to the date of termination pursuant to this Agreement.

(iii) Cause. FUMB may immediately terminate this Agreement for Cause at any time. For purposes of this Agreement, FUMB shall have "Cause" to terminate this Agreement if NDCS or any of its employees, agents or affiliates who are responsible for providing the Consulting Services hereunder (1) engages in common law fraud in its or their relations with FUMB or any of its subsidiaries

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or affiliates, or with any customer or business contact of FUMB or any of its subsidiaries or affiliates; (2) refuses or fails (except by reason of incapacity due to accident or illness) to carry out specific directions of the Chief Executive Officer which are consistent with the Consulting Services to be provided under this Agreement; (3) engages in misconduct materially injurious to FUMB ; (4) breaches a material provision of this Agreement and NDCS fails to cure such breach within 7 days after NDCS's receipt of written notice from FUMB of such breach; or (5) is convicted of any crime involving an act of moral turpitude. In the event of a termination for Cause, FUMB shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, NDCS from and after the date of the termination, other than payments or benefits accrued and due and payable to it prior to the date of termination.

(c) Termination by NDCS. This Agreement may be terminated by NDCS prior to the expiration of the term set forth in Section 1 above if FUMB breaches a material provision of this Agreement and FUMB fails to cure such breach within seven (7) days after FUMB's receipt of written notice from NDCS of such breach.

(d) Termination by Either Party. Either party may terminate this Agreement by providing the other party with at least thirty (30) days' prior written notice. Upon termination of this Agreement for any reason, NDCS will cease to perform the Services hereunder for FUMB and FUMB will pay to NDCS all sums due to NDCS for Consulting Services performed prior to such termination (prorated as appropriate).

6.  [Intentionally left blank.]

7.  Trade Secrets and Confidential Information.

(a) NDCS acknowledges that FUMB's business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of FUMB's business requires that this information remain proprietary to FUMB.

(b) NDCS will not, during or subsequent to the term of this Agreement, use FUMB's Confidential Information for any purpose whatsoever other than the performance of the Consulting Services on behalf of FUMB or disclose FUMB's Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of FUMB. NDCS further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of NDCS, if any, with access to any Confidential Information execute a nondisclosure agreement containing provisions in FUMB's favor substantially similar to this Section 7 of this Agreement. Without FUMB's prior written approval, NDCS will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that NDCS has this arrangement with FUMB. NDCS agrees that NDCS will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which NDCS has an agreement or duty to keep in confidence information acquired by NDCS in confidence, if any, and that NDCS will not bring onto the premises of FUMB any unpublished document or proprietary information belonging to such employer, person, or entity unless consented to in writing by such employer, person or entity.

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(c) Upon termination of this Agreement, NDCS shall promptly return to FUMB all materials and all copies of materials involving any Confidential Information in NDCS's possession or control. NDCS agrees to represent to FUMB that it has complied with the provisions of this Section 7(c) upon termination of this Agreement.

(d) NDCS agrees to cause each of its employees, agents and affiliates who gain access to FUMB's Confidential Information as described in this Section 7 to execute and deliver to FUMB an agreement substantially in the form of this
Section 7. In the event NDCS fails to cause any of his agents or affiliates to execute an agreement as provided in the immediately preceding sentence and such person breaches any of the covenants contained in this Section 7, NDCS shall be liable for any damages incurred by FUMB as a result of such breach.

(e) NDCS recognizes that FUMB has received and in the future will receive from third parties their Confidential Information subject to a duty on FUMB's part to maintain the confidentiality of such information and to use it only for certain limited purposes. NDCS agrees that NDCS owes FUMB and such third parties, during the term of this Agreement and thereafter, a duty to hold all such Confidential Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Consulting Services for FUMB consistent with FUMB's agreement with such third party.

(f) "Confidential Information" means any FUMB proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by FUMB either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information which (i) has become publicly known and made generally available through no wrongful act of NDCS or (ii) has been rightfully received by NDCS from a third party who is authorized to make such disclosure.

8. Mergers and Consolidation; Assignability. If FUMB or any entity resulting from any merger or consolidation referred to in this Section is merged or consolidated into or with any other entity or entities, or if substantially all of the assets of FUMB or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets are sold or transferred. Except as provided in the immediately preceding sentence, this Agreement shall not be assignable by NDCS.

9. Representations and Warranties. NDCS hereby represents and warrants that by entering into this Agreement and performing the services and duties required hereunder for the Company and FUMB, NDCS is not and will not be interfering with, violating, or in conflict with any agreement, commitment, promise, duty, obligation or representation by which NDCS or any of its subsidiaries, employees, agents or affiliates are bound, including without limitation, (i) any obligation to maintain confidentiality of any information acquired by NDCS, its employees, agents, affiliates or subsidiaries prior to or outside of this Agreement, (ii) any obligation to refrain from competing with any present or former client or employer of NDCS, its employees, agents, subsidiaries,

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affiliates or other third party. NDCS represents and warrants that NDCS will not use in performing services for FUMB any materials, documents or information of a present or former employer or other third party that are not generally available to the public, or that were not learned or received by NDCS on a non-confidential basis from a party lawfully entitled to possess and disclose such information, unless written authorization has been obtained from the owner for such possession and use. NDCS further represents, warrants and covenants that NDCS has not entered into and will not enter into any oral or written agreement, which in any way is or will be in conflict with this Agreement.

10. Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute NDCS as an agent or representative of FUMB, and NDCS shall perform the Consulting Services hereunder as an independent contractor. NDCS further agrees to indemnify FUMB and hold it harmless to the extent of any obligation imposed on FUMB (i) to pay withholding taxes or similar items or (ii) resulting from NDCS being determined not to be an independent contractor.

11. Benefits. NDCS acknowledges and agrees, and it is the intent of the parties hereto, that NDCS receive no benefits from FUMB, either as an independent contractor or employee, except as specifically provided herein. If NDCS is reclassified by a state or federal agency or court as an employee for tax or other purposes, NDCS will become a non-benefit employee and will receive no benefits from FUMB, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of FUMB in effect at the time of such reclassification NDCS would otherwise be eligible for such benefits.

12.  Miscellaneous.

(a) The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision shall govern.

(b) This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflict of law principles. FUMB and NDCS each hereby (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Circuit Court in and for Pinellas County, Florida, or in the United States District Court for the Middle District of Florida; (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, proceeding; and (iii) irrevocably consents to the jurisdiction of the Circuit Court of in and for Pinellas County, Florida, or in the United States District Court for the Middle District Of Florida and agrees that service of process upon it delivered by a reputable overnight courier to its address indicated in the initial paragraph of this Agreement shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

(c) To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.
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(d) All notices given under this Agreement shall be in writing and shall be delivered by hand or reputable overnight courier and, if intended for FUMB or NDCS shall be addressed to it or delivered to it at the addresses indicated in the initial paragraph of this Agreement.

(e) As used in this Agreement where appropriate, the masculine shall include the feminine; where appropriate, the singular shall include the plural and the plural shall include the singular.

(f) This Agreement contains all obligations and understandings between the parties relating to the subject of this Agreement and supersedes all prior discussions, negotiations and agreements, whether in writing or otherwise, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to in this Agreement.

(g) This Agreement may be modified only by a written instrument properly executed by the parties to this Agreement.

(h) No waiver by any party to this Agreement, whether expressed or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party's rights under the provisions at any other time or a waiver of the party's rights under any other provision of this Agreement.

(i) NDCS and the Company agree that the prevailing party in any action to enforce any breach of any covenant or term in this Agreement shall be reimbursed by the other party for all expenses and reasonable attorneys' fees incurred by that party to enforce this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

FIRST UNITED MORTGAGEBANC, INC.,

By: /s/ Stephen E. Williams
Stephen Williams
Chief Executive Officer

NEW DIRECTIONS CONSULTING SERVICES, INC.
By:  /s/ Patricia Taylor
Patricia Taylor,
Managing Director

Exhibit A

(Consulting Services)

NDCS will provide the Company with one Senior Consultant Patricia Taylor, who will serve as Project Manager, and split on site time as necessary between FUMB's location in Clearwater, Fla. and the Company's offices in Sunrise Fla., and will provide the following services.

-Submit a requirement document to detail all necessary components of the project.

-Develop and manage a project plan to agreed upon delivery time frames.

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-Determine resources required to staff both the pilot and implementation phases.

-Work with combined management teams to identify initial product offering and create marketing, training, and all delivery processes.

-Consult with IT teams to identify and develop necessary interfaces.

-Define the data elements necessary to project and ensure mapping exists to facilitate document production.

-Create a testing environment, and work with a combined IT team to develop UAT (User Acceptance Testing).

-Work with the Company's affiliate, Contact Management Solutions, Inc. ("CMS") team to develop scripts and training necessary for telemarketing leads.

-Work with FUMB to negotiate commitment requirements and process flows to limit risk, To include:

1. Rate quote and locking mechanisms
2. Credit reporting
3. Appraisal requests
4. Automated Underwriting
5. Fulfillment Capabilities Title, tax, surveys etc.

-Review all existing agreements to be sure proper licensing of software components exists and can be utilized in all necessary sites.

--Review MIS capability for reporting and create reports matrix.

--Keep the combined FUMB / Company management teams advised of project progress. --Development of and monitoring of service agreements.